Exhibit 99.1
RELEASE 8:00AM — October 21, 2009

CONTACT:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS RECORD
QUARTERLY EARNINGS OF $135.1 MILLION
THIRD QUARTER EPS INCREASED 8.0%
QUARTERLY DIVIDEND DECLARED
Paramus, New Jersey, October 21, 2009 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the third quarter of 2009 increased 10.8% to $135.1 million as compared to $121.9 million for the third quarter of 2008. Diluted earnings per share increased 8.0% to $0.27 for the third quarter of 2009 as compared to $0.25 for the third quarter of 2008. For the nine months ended September 30, 2009, net income increased 21.6% to $390.7 million as compared to $321.3 million for the same period in 2008. Diluted earnings per share increased 23.1% to $0.80 for the nine months ended September 30, 2009 as compared to $0.65 for the same period in 2008. Net interest margin widened to 2.30% for the third quarter of 2009 from 2.17% for the linked second quarter of 2009 and from 2.08% for the third quarter of 2008. The Board of Directors declared a quarterly cash dividend of $0.15 per share payable on November 27, 2009 to shareholders of record on November 6, 2009.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer commented, “As we all read the headlines describing an industry fraught with problems and reporting losses never thought possible, Hudson City has posted yet another quarterly earnings increase. These results are remarkable considering the economic and regulatory turmoil surrounding us and the headwinds provided by an $82.0 million increase in our provision for loan losses and a $21.1 million FDIC special assessment for the first nine months of 2009. We have consistently achieved earnings growth every quarter since the fourth quarter of 2006. In addition, we have rewarded our owners with a dividend every quarter since becoming a public company.”
Mr. Hermance continued, “Our earnings growth was fueled by our net interest margin which expanded to 2.30% during the third quarter. Since short-term rates remained at very low levels, we were able to reprice our deposits to a lower cost. We grew our deposits 6.6% during the quarter which represents a 26% annualized growth rate. This growth is all in retail deposits as we do not accept brokered deposits or solicit municipal deposits.”
Mr. Hermance further commented, “We also continued to increase our retail loan production by originating $1.7 billion of mortgage loans this quarter. Much of this loan production is due to the refinancing of mortgages from other banks. This same refinancing activity has resulted in increased mortgage prepayments for Hudson City. As a result, we grew our loan portfolio by $385.8 million during the quarter and $1.70 billion so far this year. However, our ability to handle the increased loan production is important to us because we believe that we are poised to capture additional market share as housing markets and the economy improve. Our non-performing loans increased to $517.6 million at September 30, 2009. We believe that our non-performing residential mortgage loans will continue to increase as long as unemployment levels continue to rise. It is important to remember that the primary driver of any loan charge-off is the value of the property. The average loan-to-value ratio of our loan portfolio was

61.8% and was 71.5% for our non-performing loans, using appraised values at the time of origination. These loan-to-value ratios have helped us to mitigate losses even as house prices declined. In addition, since we never originated riskier loan products such as loans with negative amortization, “teaser rate” ARM’s and payment-option loans, our loss experience has been considerably less than the industry. While we are starting to observe that housing prices have stabilized in many parts of the country, including in the New York metropolitan area, it will take some time for housing inventories, especially those that are the result of foreclosures, to decrease so that the housing markets can return to a more traditional state.”
Mr. Hermance concluded, “We believe that Hudson City is well-positioned to navigate these difficult times. Economic conditions, legislative changes and the regulatory environment all pose significant challenges. However, our simple, consumer-oriented, common-sense approach to banking is the reason Hudson City continues to thrive.”
Financial highlights for the third quarter of 2009 are as follows:
•	Basic and diluted earnings per common share were $0.28 and $0.27, respectively, for the third quarter of 2009 as compared to $0.25 for both basic and diluted earnings per share for the third quarter of 2008. Basic and diluted earnings per common share were both $0.80 for the first nine months of 2009 as compared to $0.66 and $0.65, respectively, for the same period in 2008.

•	The Board of Directors declared a quarterly cash dividend of $0.15 per common share payable on November 27, 2009 to shareholders of record at the close of business on November 6, 2009.

•	Net income amounted to $135.1 million for the third quarter of 2009, as compared to $121.9 million for the third quarter of 2008, an increase of 10.8%. For the nine months ended September 30, 2009, net income amounted to $390.7 million as compared to $321.3 million for the same period in 2008, an increase of 21.6%.

•	Net interest income increased 27.6% to $325.5 million for the third quarter of 2009 as compared to $255.1 million for the third quarter of 2008 and 33.8% to $911.7 million for the nine months ended September 30, 2009 as compared to $681.5 million for the same period in 2008.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the third quarter of 2009 were 0.93% and 10.34%, respectively. Our annualized return on average assets and annualized return on average shareholders’ equity for the nine months ended September 30, 2009 were 0.92% and 10.17%, respectively.

•	Our net interest rate spread and net interest margin were 2.02% and 2.30%, respectively, for the third quarter of 2009 and 1.88% and 2.18%, respectively, for the first nine months of 2009.

•	Our efficiency ratio was 19.18% for the third quarter of 2009 and 21.49% for the first nine months of 2009.

•	Our loan production was $7.11 billion for the nine months ended September 30, 2009, which resulted in a net increase of $1.70 billion in total loans to $31.12 billion at September 30, 2009 from $29.42 billion at December 31, 2008.

•	Deposits increased $4.65 billion, or 25.2%, to $23.11 billion at September 30, 2009 from $18.46 billion at December 31, 2008.

•	Borrowed funds decreased $200.0 million to $30.03 billion at September 30, 2009 from $30.23 billion at December 31, 2008.
Statement of Financial Condition Summary
Total assets increased $4.73 billion, or 8.7%, to $58.88 billion at September 30, 2009 from $54.15 billion at December 31, 2008. The increase in total assets reflected a $1.65 billion increase in loans, a $1.89 billion increase in investment securities, and an $814.9 million increase in total mortgage-backed securities.
The increase in loans reflected our focus on loan portfolio growth through the origination of one- to four-family first mortgage loans in New Jersey, New York and Connecticut, as well as our continued loan purchase activity. For the first nine months of 2009, we originated $4.66 billion and purchased $2.45 billion of loans, compared to originations of $4.01 billion and purchases of $2.55 billion for the first nine months of 2008. The origination and purchases of loans were partially offset by principal repayments of $5.34 billion for the first nine months of 2009 as compared to $2.22 billion for the comparable period in 2008. Loan originations have increased primarily due to our competitive rates and an increase in mortgage refinancing caused by market interest rates that are at near-historic lows. The increase in refinancing activity occurring in the marketplace has also caused the increase in principal repayments during the first nine months of 2009.
Total investment securities increased $1.89 billion during the first nine months of 2009. The increase in investment securities is primarily due to purchases of $4.57 billion, partially offset by calls of investment securities of $2.68 billion. Total mortgage-backed securities increased $814.9 million during the first nine months of 2009, reflecting purchases of $4.77 billion which were primarily collateralized mortgage obligations (“CMOs”), all of which were issued by U.S. government-sponsored enterprises (“GSEs”). The increase was partially offset by repayments of $3.43 billion and sales of $761.6 million. The sales of the mortgage-backed securities resulted in a net gain of $24.0 million. We used the proceeds from the securities sales to fund the purchase of first mortgage loans. We decided to use securities sales as a funding source because the yields on the purchased loans were similar to those of the securities sold and we believe that if we held the securities, the unrealized gains would diminish since prepayment speeds are relatively high. There were no debt or equity securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security.
Total liabilities increased $4.40 billion, or 8.9%, to $53.61 billion at September 30, 2009 from $49.21 billion at December 31, 2008. The increase in total liabilities primarily reflected a $4.65 billion increase in deposits, partially offset by a $200.0 million decrease in borrowed funds. The increase in total deposits reflected a $2.39 billion increase in our time deposits, a $1.84 billion increase in our money market checking accounts and a $337.6 million increase in our interest-bearing transaction accounts and savings accounts. The decrease in borrowed funds was the result of repayments of $950.0 million with a weighted average rate of 1.63% largely offset by $750.0 million of new borrowings at a weighted-average rate of 1.69%. During the first nine months of 2009, we modified $650.0 million of borrowings to extend the call dates of the borrowings by between two and four years. Due to brokers amounted to $200.0 million as compared to $239.1 million at December 31, 2008. Due to brokers at September 30, 2009 represents securities purchased in the third quarter of 2009 with settlement dates in the fourth quarter of 2009.
Total shareholders’ equity increased $331.4 million to $5.27 billion at September 30, 2009 from $4.94 billion at December 31, 2008. The increase was primarily due to net income of $390.7 million for the nine months ended September 30, 2009 and a $148.6 million increase in accumulated other comprehensive income primarily due to an increase in the net unrealized gain on securities available-for-sale. These increases to shareholders’ equity were partially offset by cash dividends paid to common shareholders of $214.9 million and repurchases of our common stock of $43.5 million. At September 30, 2009, our shareholders’ equity to asset ratio was 8.95% and our tangible book value per share was $10.43.
The accumulated other comprehensive income of $196.3 million at September 30, 2009 includes a $223.9 million after-tax net unrealized gain on securities available for sale ($378.5 million pre-tax) partially offset by a $27.6 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans.
Statement of Income Summary
The Federal Open Market Committee of the Federal Reserve Bank (the “FOMC”) noted that there is evidence that the pace of economic contraction has slowed since April 2009. However, the national unemployment rate increased to 9.8% in September 2009 as compared to 9.5% in June 2009 and 8.5% in March 2009. Lower household wealth and tight credit conditions in addition to the increase in the national unemployment rate has resulted in the FOMC maintaining the overnight lending rate at zero to 0.25% during the third quarter of 2009. As a result, short-term market interest rates have remained at low levels during the third quarter of 2009. This allowed us to continue to re-price our short-term deposits thereby reducing our cost of funds. While longer-term market interest rates increased during the third quarter of 2009, rates on mortgage-related assets have declined slightly, although to a lesser extent than the decline in our cost of funds. As a result, our net interest rate spread and net interest margin increased from the second quarter of 2009 as well as from the third quarter of 2008.
Net interest income increased $70.4 million, or 27.6%, to $325.5 million for the third quarter of 2009 as compared to $255.1 million for the third quarter of 2008. During the third quarter of 2009, our net interest rate spread increased 32 basis points to 2.02%, as compared to 1.70% for the same quarter in 2008. Our net interest margin increased 22 basis points to 2.30% as compared to 2.08% for the third quarter of 2008. Net interest income increased $230.2 million, or 33.8%, to $911.7 million for the first nine months of 2009 as compared to $681.5 million for the first nine months of 2008. During the first nine months of 2009, our net interest rate spread increased 36 basis points to 1.88% and our net interest margin increased 25 basis points to 2.18% as compared to the same period in 2008.
Total interest and dividend income for the third quarter of 2009 increased $62.9 million, or 9.2%, to $744.2 million as compared to $681.3 million for the third quarter of 2008. The increase in total interest and dividend income was primarily due to a $7.59 billion, or 15.3%, increase in the average balance of total interest-earning assets to $57.11 billion for the third quarter of 2009 as compared to $49.52 billion for the third quarter of 2008. The increase in the average balance of total interest-earning assets was partially offset by a decrease of 29 basis points in the annualized weighted-average yield to 5.21% for the quarter ended September 30, 2009 from 5.50% for the same quarter in 2008.
Total interest and dividend income for the nine months ended September 30, 2009 increased $254.0 million, or 13.1%, to $2.20 billion as compared to $1.94 billion for the nine months ended September 30, 2008. The increase in total interest and dividend income was primarily due to an $8.62 billion, or 18.4%, increase in the average balance of total interest-earning assets to $55.59 billion for the nine months ended September 30, 2009 as compared to $46.97 billion for the same period in 2008. The increase in the average balance of total interest-earning assets was partially offset by a decrease of 24 basis points in the annualized weighted-average yield on total interest-earning assets to 5.27% for the nine months ended September 30, 2009 from 5.51% for the comparable period in 2008.

Interest and fees on mortgage loans increased $29.8 million to $424.5 million for the third quarter of 2009 as compared to $394.7 million for the same period in 2008. This was primarily due to a $3.01 billion increase in the average balance of first mortgage loans, reflecting our continued emphasis on the growth of our mortgage loan portfolio. The increase in the average balance of first mortgage loans was partially offset by an 18 basis point decrease in the weighted-average yield to 5.58% from 5.76% for the 2008 third quarter.
For the nine months ended September 30, 2009, interest and fees on mortgage loans increased $141.9 million to $1.25 billion as compared to $1.11 billion for the nine months ended September 30, 2008 primarily due to a $4.09 billion increase in the average balance of first mortgage loans to $29.83 billion as compared to $25.74 billion for the same period in 2008. The increase in the average balance of first mortgage loans was partially offset by a decrease of 15 basis points in the weighted-average yield to 5.60%.
Interest on mortgage-backed securities increased $18.5 million to $243.8 million for the third quarter of 2009 as compared to $225.3 million for the third quarter of 2008. This increase was due primarily to a $2.65 billion increase in the average balance of mortgage-backed securities to $19.94 billion during the third quarter of 2009 as compared to $17.29 billion for the third quarter of 2008, partially offset by a 32 basis point decrease in the weighted-average yield to 4.89%.
Interest on mortgage-backed securities increased $111.0 million to $743.2 million for the nine months ended September 30, 2009 as compared to $632.2 million for the nine months ended September 30, 2008. This increase was due primarily to a $3.63 billion increase in the average balance of mortgage-backed securities to $19.74 billion during the first nine months of 2009 as compared to $16.11 billion for the first nine months of 2008, partially offset by a 21 basis point decrease in the weighted-average yield to 5.02%.
The increases in the average balances of mortgage-backed securities provide us with a source of cash flow from monthly principal and interest payments. The decrease in the weighted average yield on mortgage-backed securities is a result of lower yields on securities purchased during the second half of 2008 and the first nine months of 2009 when market interest rates were lower than the yield earned on the existing portfolio.
Dividends on Federal Home Loan Bank of New York (“FHLB”) stock decreased $229,000, or 1.8%, to $12.3 million for the third quarter of 2009 as compared to $12.5 million for the third quarter of 2008. This decrease was due primarily to a 46 basis point decrease in the average yield earned to 5.59% as compared to 6.05% for the third quarter of 2008. The decrease in the average yield earned was partially offset by a $51.4 million increase in the average balance to $878.8 million for the third quarter of 2009 as compared to $827.4 million for the same period in 2008.
Dividends on FHLB stock decreased $10.0 million, or 24.6%, to $30.7 million for the first nine months of 2009 as compared to $40.7 million for same period in 2008. This decrease was due primarily to a 234 basis point decrease in the average yield earned to 4.67% as compared to 7.01% for the nine months ended September 30, 2008. The decrease in the average yield earned was partially offset by a $102.1 million increase in the average balance to $876.8 million for the first nine months of 2009 as compared to $774.7 million for the same period in 2008. We cannot predict the future amount of dividends that the FHLB will pay or the timing of any changes in the dividend yield.
Total interest expense for the quarter ended September 30, 2009 decreased $7.5 million, or 1.8%, to $418.7 million as compared to $426.2 million for the quarter ended September 30, 2008. This decrease was primarily due to a 61 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 3.19% for the quarter ended September 30, 2009 compared with 3.80% for the quarter ended

September 30, 2008. The decrease was partially offset by a $7.45 billion, or 16.7%, increase in the average balance of total interest-bearing liabilities to $52.08 billion for the quarter ended September 30, 2009 compared with $44.63 billion for the third quarter of 2008. This increase in interest-bearing liabilities was primarily used to fund asset growth.
Total interest expense for the nine months ended September 30, 2009 increased $23.8 million, or 1.9%, to $1.28 billion as compared to $1.26 billion for the nine months ended September 30, 2008. This increase was primarily due to an $8.45 billion, or 20.0%, increase in the average balance of total interest-bearing liabilities to $50.61 billion for the nine months ended September 30, 2009 as compared to $42.16 billion for the corresponding period in 2008. The increase in the average balance of total interest-bearing liabilities was partially offset by a 60 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 3.39% for the nine months ended September 30, 2009 as compared to 3.99% for the nine months ended September 30, 2008.
Interest expense on deposits decreased $21.1 million, or 15.7%, to $112.9 million for the third quarter of 2009 as compared to $134.0 million for the third quarter of 2008. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 124 basis points to 2.04% for the 2009 quarter as compared to 3.28% for the 2008 quarter. The decrease was partially offset by a $5.75 billion increase in the average balance of interest-bearing deposits to $22.01 billion during the third quarter of 2009 as compared to $16.26 billion for the comparable period in 2008.
For the nine months ended September 30, 2009, interest expense on deposits decreased $58.4 million to $375.0 million as compared to $433.4 million for the nine months ended September 30, 2008. This decrease is due primarily to a 124 basis point decrease in the average cost of deposits to 2.45% for the nine months ended September 30, 2009 as compared to 3.69% for the same period in 2008. This decrease was partially offset by a $4.74 billion increase in the average balance of interest-bearing deposits to $20.44 billion during the third quarter of 2009 as compared to $15.70 billion for the comparable period in 2008.
The increases in the average balances of interest-bearing deposits reflect our strategy to expand our branch network and to grow deposits in our existing branches by offering competitive rates. Also, in response to the economic recession, households have increased their personal savings. The U.S. household savings rate increased to an average of 4.10% for the first eight months of 2009 as compared to 2.25% for the same period in 2008. We believe that this increase in the household savings rate has contributed to our growth in deposits. The decrease in the average cost of deposits for the first nine months of 2009 reflected lower market interest rates. At September 30, 2009, time deposits scheduled to mature within one year totaled $13.93 billion with an average cost of 2.06%. These time deposits are scheduled to mature as follows: $5.22 billion with an average cost of 1.97% in the fourth quarter of 2009, $4.65 billion with an average cost of 2.07% in the first quarter of 2010, $2.63 billion with an average cost of 2.22% in the second quarter of 2010 and $1.43 billion with an average cost of 2.01% in the third quarter of 2010. The current rates for our six month and one year time deposits are 1.40% and 1.75%, respectively. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.
Interest expense on borrowed funds increased $13.5 million to $305.8 million for the third quarter of 2009 as compared to $292.3 million for the third quarter of 2008. This was primarily due to a $1.69 billion increase in the average balance of borrowed funds to $30.07 billion partially offset by a 6 basis point decrease in the weighted-average cost of borrowed funds to 4.04%.

Interest expense on borrowed funds increased $82.3 million to $908.6 million for the nine months ended September 30, 2009 as compared to $826.3 million for the nine months ended September 30, 2008. This was primarily due to a $3.72 billion increase in the average balance of borrowed funds partially offset by a 14 basis point decrease in the weighted-average cost of borrowed funds to 4.03%.
Borrowed funds were used to fund a significant portion of the growth in interest-earning assets during 2008. We have been able to fund substantially all of our 2009 growth with deposits. We anticipate that we will be able to continue to use deposit growth to fund our asset growth, however, we may use borrowings as a supplemental funding source if deposit growth decreases. The decrease in the average cost of borrowings for the first nine months of 2009 reflected new borrowings in 2009 and 2008, when market interest rates were lower than existing borrowings and borrowings that matured. Substantially all of our borrowings are callable quarterly at the discretion of the lender after an initial non-call period of one to five years with a final maturity of ten years. We anticipate that none of the borrowings will be called during the next twelve months assuming that market interest rates remain at current levels or increase modestly. During the first nine months of 2009, we modified $650.0 million of borrowings to extend the call dates of the borrowings by between two and four years.
The provision for loan losses amounted to $40.0 million for the quarter ended September 30, 2009 as compared to $5.0 million for the quarter ended September 30, 2008. For the nine months ended September 30, 2009, the provision for loan losses amounted to $92.5 million as compared to $10.5 million for the nine months ended September 30, 2008. The increase in the provision for loan losses was due primarily to an increase in non-performing loans and rising levels of unemployment during the first nine months of 2009. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $517.6 million at September 30, 2009 compared with $217.6 million at December 31, 2008. The ratio of non-performing loans to total loans was 1.66% at September 30, 2009 compared with 0.74% at December 31, 2008. The allowance for loan losses amounted to $114.8 million and $49.8 million at September 30, 2009 and December 31, 2008, respectively. The allowance for loan losses as a percent of total loans and non-performing loans was 0.37% and 22.19%, respectively at September 30, 2009, as compared to 0.17% and 22.89%, respectively at December 31, 2008.
Net charge-offs amounted to $13.2 million for the quarter ended September 30, 2009 as compared to net charge-offs of $1.4 million for the same quarter in 2008. For the nine months ended September 30, 2009, net charge-offs amounted to $27.5 million as compared to $2.6 million of net charge-offs for the same period in 2008. These charge-offs were primarily due to the results of our reappraisal process for our non-performing residential first mortgage loans and include $1.1 million and $2.9 million in charge-offs for the quarter and nine months ended September 30, 2009, respectively, for loans that have been transferred to foreclosed real estate. We generally obtain new collateral values for loans on or before 180 days of delinquency. If the estimated fair value of the collateral (less estimated selling costs) is less than the recorded investment in the loan, we charge-off an amount to reduce the loan to the fair value of the collateral less estimated selling costs. As a result, certain losses inherent in our non-performing loans are being recognized as charge-offs which may result in a lower ratio of the allowance for loan losses to non-performing loans, particularly when accompanied by a concurrent increase in total non-performing loans (i.e. due to the addition of new non-performing loans).
Total non-interest income was $2.5 million for the third quarter 2009 as compared to $2.2 million for the same quarter in 2008. Total non-interest income for the nine months ended September 30, 2009 was $31.4 million compared with $6.5 million for the comparable period in 2008. Included in non-interest income for the nine months ended September 30, 2009 were net gains on securities transactions of $24.0 million which resulted from the sale of $761.6 million of mortgage-backed securities available-for-sale. Proceeds from the securities sale were primarily used to fund the purchase of first mortgage loans during the second quarter of 2009.

Total non-interest expense increased $13.5 million, or 27.3%, to $62.9 million for the third quarter of 2009 from $49.4 million for the third quarter of 2008. The increase is primarily due to increases of $10.0 million in Federal deposit insurance expense, $2.0 million in compensation and employee benefits expense and $1.2 million in other non-interest expense. The increase in Federal deposit insurance expense is due primarily to the increases in our deposit insurance assessment rate to 18 basis points of deposits. The increase in our deposit assessment rate was the result of a restoration plan implemented by the FDIC to recapitalize the Deposit Insurance Fund. The increase in compensation and employee benefits expense included a $2.3 million increase in compensation costs, due primarily to normal increases in salary as well as additional full time employees, a $759,000 increase in pension costs and a $282,000 increase in costs related to our health plan. These increases were partially offset by a $1.4 million decrease in expense related to our stock benefit plans. This decrease was due primarily to a decrease in ESOP expense as a result of changes in the price of our common stock during 2009. At September 30, 2009, we had 1,483 full-time equivalent employees as compared to 1,406 at September 30, 2008. Included in other non-interest expense for the third quarter of 2009 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $481,000 as compared to $516,000 for the third quarter of 2008.
Total non-interest expense for the nine months ended September 30, 2009 was $202.7 million as compared to $145.8 million during the corresponding 2008 period. The increase is primarily due to the FDIC special assessment of $21.1 million, a $21.5 million increase in Federal deposit insurance expense, an $8.3 million increase in compensation and employee benefits expense, and a $4.1 increase in other non-interest expense. The special assessment and the increase in our deposit assessment rate were the result of a restoration plan implemented by the FDIC to recapitalize the Deposit Insurance Fund. The increase in compensation and employee benefits expense included a $6.1 million increase in compensation costs, due primarily to normal increases in salary as well as additional full time employees, a $2.6 million increase in pension costs and a $2.9 million increase in costs related to our health plan. These increases were partially offset by a $3.3 million decrease in expense related to our stock benefit plans. This decrease was due primarily to a decrease in ESOP expense as a result of changes in the price of our common stock during the first nine months of 2009. Included in other non-interest expense for the nine months ended September 30, 2009 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate, of $2.0 million as compared to $1.1 million for the comparable period in 2008.
Our efficiency ratio was 19.18% for the 2009 third quarter as compared to 19.21% for the 2008 third quarter. For the nine months ended September 30, 2009, our efficiency ratio was 21.49% compared with 21.21% for the corresponding 2008 period. The efficiency ratio is calculated by dividing non-interest expense, by the sum of net interest income and non-interest income. Our annualized ratio of non-interest expense to average total assets for the third quarter of 2009 was 0.43% as compared to 0.39% for the third quarter of 2008. Our ratio of non-interest expense to average total assets for the nine months ended September 30, 2009 was 0.48% compared with 0.41% for the corresponding period in 2008.
Income tax expense amounted to $90.0 million for the three months ended September 30, 2009 compared with $80.9 million for the corresponding period in 2008. Our effective tax rate for the third quarter of 2009 was 39.98% compared with 39.90% for the third quarter of 2008. Income tax expense for the nine months ended September 30, 2009 was $257.2 million compared with $210.4 million for the corresponding 2008 period. Our effective tax rate for the nine months ended September 30, 2009 was 39.7% compared with 39.58% for the nine months ended September 30, 2008.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 131 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2009	2008
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$217,461	$184,915
Federal funds sold and other overnight deposits	453,017	76,896

Total cash and cash equivalents	670,478	261,811

Securities available for sale:
Mortgage-backed securities	9,550,806	9,915,554
Investment securities	2,117,664	3,413,633
Securities held to maturity:
Mortgage-backed securities	10,751,866	9,572,257
Investment securities	3,238,044	50,086

Total securities	25,658,380	22,951,530

Loans	31,122,330	29,418,888
Net deferred loan costs	80,649	71,670
Allowance for loan losses	(114,833)	(49,797)

Net loans	31,088,146	29,440,761
Federal Home Loan Bank of New York stock	877,017	865,570
Foreclosed real estate, net	12,777	15,532
Accrued interest receivable	310,520	299,045
Banking premises and equipment, net	71,110	73,502
Goodwill	152,109	152,109
Other assets	43,998	85,468

Total Assets	$58,884,535	$54,145,328

Liabilities and Shareholders’ Equity:

Deposits:
Interest-bearing	$22,523,737	$17,949,846
Noninterest-bearing	590,212	514,196

Total deposits	23,113,949	18,464,042

Repurchase agreements	15,100,000	15,100,000
Federal Home Loan Bank of New York advances	14,925,000	15,125,000

Total borrowed funds	30,025,000	30,225,000

Due to brokers	200,000	239,100
Accrued expenses and other liabilities	275,405	278,390

Total liabilities	53,614,354	49,206,532

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 524,889,925 shares outstanding at September 30, 2009 and 523,770,617 shares outstanding at December 31, 2008	7,415	7,415
Additional paid-in capital	4,670,808	4,641,571
Retained earnings	2,347,827	2,196,235
Treasury stock, at cost; 216,576,630 shares at September 30, 2009 and 217,695,938 shares at December 31, 2008	(1,740,467)	(1,737,838)
Unallocated common stock held by the employee stock ownership plan	(211,738)	(216,244)
Accumulated other comprehensive income, net of tax	196,336	47,657

Total shareholders’ equity	5,270,181	4,938,796

Total Liabilities and Shareholders’ Equity	$58,884,535	$54,145,328

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$424,521	$394,748	$1,252,011	$1,110,121
Consumer and other loans	5,212	6,245	16,629	19,978
Mortgage-backed securities held to maturity	128,996	123,890	368,212	372,354
Mortgage-backed securities available for sale	114,821	101,410	374,995	259,872
Investment securities held to maturity	30,835	874	44,920	12,764
Investment securities available for sale	27,155	40,825	107,074	121,354
Dividends on Federal Home Loan Bank of New York stock	12,281	12,510	30,698	40,729
Federal funds sold and other overnight deposits	344	815	707	4,093

Total interest and dividend income	744,165	681,317	2,195,246	1,941,265

Interest Expense:
Deposits	112,925	133,983	375,003	433,398
Borrowed funds	305,783	292,256	908,558	826,342

Total interest expense	418,708	426,239	1,283,561	1,259,740

Net interest income	325,457	255,078	911,685	681,525

Provision for Loan Losses	40,000	5,000	92,500	10,500

Net interest income after provision for loan losses	285,457	250,078	819,185	671,025

Non-Interest Income:
Service charges and other income	2,513	2,181	7,207	6,490
Gain on securities transactions, net	—	—	24,185	—

Total non-interest income	2,513	2,181	31,392	6,490

Non-Interest Expense:

Compensation and employee benefits	34,043	32,052	103,166	94,896
Net occupancy expense	7,965	7,633	24,260	22,437
Federal deposit insurance assessment	10,930	945	23,294	1,784
FDIC special assessment	—	—	21,098	—
Other expense	9,982	8,793	30,843	26,695

Total non-interest expense	62,920	49,423	202,661	145,812

Income before income tax expense	225,050	202,836	647,916	531,703

Income tax expense	89,964	80,928	257,248	210,423

Net income	$135,086	$121,908	$390,668	$321,280

Basic earnings per share	$0.28	$0.25	$0.80	$0.66

Diluted earnings per share	$0.27	$0.25	$0.80	$0.65

Weighted Average Number of Common Shares Outstanding:
Basic	489,545,739	484,759,567	488,048,312	483,915,018

Diluted	491,992,378	495,715,998	491,356,241	495,298,081

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended September 30,
	2009				2008
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$30,445,939	$424,521	5.58%		$27,431,258	$394,748	5.76%
Consumer and other loans	369,556	5,212	5.64		418,760	6,245	5.97
Federal funds sold and other overnight deposits	475,094	344	0.29		181,122	815	1.79
Mortgage-backed securities at amortized cost	19,943,911	243,817	4.89		17,288,478	225,300	5.21
Federal Home Loan Bank stock	878,827	12,281	5.59		827,393	12,510	6.05
Investment securities, at amortized cost	4,996,795	57,990	4.64		3,373,018	41,699	4.95

Total interest-earning assets	57,110,122	744,165	5.21		49,520,029	681,317	5.50

Noninterest-earnings assets	1,068,045				769,038

Total Assets	$58,178,167				$50,289,067

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$759,757	1,437	0.75		$727,060	1,378	0.75
Interest-bearing transaction accounts	1,831,426	7,351	1.59		1,609,380	12,248	3.03
Money market accounts	4,109,583	17,606	1.70		2,484,464	20,112	3.22
Time deposits	15,311,050	86,531	2.24		11,435,317	100,245	3.49

Total interest-bearing deposits	22,011,816	112,925	2.04		16,256,221	133,983	3.28

Repurchase agreements	15,100,000	154,175	4.05		14,046,628	144,769	4.10
Federal Home Loan Bank of New York advances	14,965,217	151,608	4.02		14,326,630	147,487	4.10

Total borrowed funds	30,065,217	305,783	4.04		28,373,258	292,256	4.10

Total interest-bearing liabilities	52,077,033	418,708	3.19		44,629,479	426,239	3.80

Noninterest-bearing liabilities:
Noninterest-bearing deposits	542,273				587,553
Other noninterest-bearing liabilities	330,793				284,512

Total noninterest-bearing liabilities	873,066				872,065

Total liabilities	52,950,099				45,501,544
Shareholders’ equity	5,228,068				4,787,523

Total Liabilities and Shareholders’ Equity	$58,178,167				$50,289,067

Net interest income/net interest rate spread (2)		$325,457	2.02			$255,078	1.70

Net interest-earning assets/net interest margin (3)	$5,033,089		2.30%		$4,890,550		2.08%

Ratio of interest-earning assets to interest-bearing liabilities			1.10	x			1.11	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Nine Months Ended September 30,
	2009				2008
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$29,832,820	$1,252,011	5.60%		$25,742,402	$1,110,121	5.75%
Consumer and other loans	385,774	16,629	5.75		426,864	19,978	6.24
Federal funds sold and other overnight deposits	460,265	707	0.21		236,479	4,093	2.31
Mortgage-backed securities at amortized cost	19,738,127	743,207	5.02		16,105,296	632,226	5.23
Federal Home Loan Bank stock	876,773	30,698	4.67		774,729	40,729	7.01
Investment securities, at amortized cost	4,294,557	151,994	4.72		3,681,122	134,118	4.86

Total interest-earning assets	55,588,316	2,195,246	5.27		46,966,892	1,941,265	5.51

Noninterest-earnings assets	1,006,991				775,956

Total Assets	$56,595,307				$47,742,848

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$740,889	4,179	0.75		$731,732	4,132	0.75
Interest-bearing transaction accounts	1,732,510	24,459	1.89		1,590,125	36,937	3.10
Money market accounts	3,498,955	50,564	1.93		2,107,569	52,577	3.33
Time deposits	14,464,413	295,801	2.73		11,270,239	339,752	4.03

Total interest-bearing deposits	20,436,767	375,003	2.45		15,699,665	433,398	3.69

Repurchase agreements	15,100,295	457,252	4.05		12,986,768	407,630	4.19
Federal Home Loan Bank of New York advances	15,076,250	451,306	4.00		13,468,861	418,712	4.15

Total borrowed funds	30,176,545	908,558	4.03		26,455,629	826,342	4.17

Total interest-bearing liabilities	50,613,312	1,283,561	3.39		42,155,294	1,259,740	3.99

Noninterest-bearing liabilities:
Noninterest-bearing deposits	537,326				562,141
Other noninterest-bearing liabilities	324,534				281,212

Total noninterest-bearing liabilities	861,860				843,353

Total liabilities	51,475,172				42,998,647
Shareholders’ equity	5,120,135				4,744,201

Total Liabilities and Shareholders’ Equity	$56,595,307				$47,742,848

Net interest income/net interest rate spread (2)		$911,685	1.88			$681,525	1.52

Net interest-earning assets/net interest margin (3)	$4,975,004		2.18%		$4,811,598		1.93%

Ratio of interest-earning assets to interest-bearing liabilities			1.10	x			1.11	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

September 30,
(In thousands, except share and per share amounts)	2009
Shareholders’ equity	$5,270,181
Goodwill and other intangible assets	(158,777)

Tangible Shareholders’ equity	$5,111,404

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(216,576,630)

Shares outstanding	524,889,925
Unallocated ESOP shares	(33,917,010)
Unvested RRP shares	(691,972)
Shares in trust	(96,653)

Book value shares	490,184,290

Book value per share	$10.75

Tangible book value per share	$10.43

Hudson City Bancorp, Inc.
Other Financial Data
Securities Portfolio at September 30, 2009:

	Amortized	Estimated	Unrealized
	Cost	Fair Value	Gain/(Loss)
	(dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	5,040,917	5,271,854	230,937
FNMA	2,675,147	2,790,388	115,241
FHLMC and FNMA CMO’s	2,918,958	2,989,269	70,311
GNMA	116,844	119,208	2,364

Total mortgage-backed securities	10,751,866	11,170,719	418,853

Investment securities:

United States GSE debt	3,237,939	3,217,038	(20,901)
Municipal bonds	105	105	—

Total investment securities	3,238,044	3,217,143	(20,901)

Total held to maturity	13,989,910	14,387,862	397,952

Available for sale:

Mortgage-backed securities:
FHLMC	4,756,021	4,982,606	226,585
FNMA	2,936,703	3,062,941	126,238
FHLMC and FNMA CMO’s	689,027	698,235	9,208
GNMA	796,969	807,024	10,055

Total mortgage-backed securities	9,178,720	9,550,806	372,086

Investment securities:

United States GSE debt	2,104,510	2,110,486	5,976
Equity securities	6,770	7,178	408

Total investment securities	2,111,280	2,117,664	6,384

Total available for sale	11,290,000	11,668,470	378,470

Hudson City Bancorp, Inc.
Other Financial Data
Loan Data as September 30, 2009:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
			(dollars in thousands)
First Mortgage Loans:
One- to four- family	$500,308	1,237	1.61%	$30,267,338	72,886	97.25%
Commercial	3,169	3	0.01%	51,517	102	0.17%
FHA/VA	9,953	43	0.03%	198,434	779	0.64%
PMI	2,540	10	0.01%	253,459	780	0.81%

Total mortgage loans	515,970	1,293	1.66%	30,770,748	74,547	98.87%
			0.00%
Home equity loans	1,355	18	0.00%	330,752	8,408	1.06%
Other loans	260	4	0.00%	20,830	2,407	0.07%

Total	$517,585	1,315	1.66%	$31,122,330	85,362	100.00%

•	Charge-offs amounted to $13.2 million for the third quarter of 2009, consisting of 148 loans, and $27.5 million for the nine months ended September 30, 2009, consisting of 330 loans. These charge-offs include $12.5 million and $26.0 million for the same respective periods, resulting from our revaluation process on non-performing loans.

•	Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs. Our policy is that we receive an updated valuation for these loans annually.

•	The average loan-to-value ratio, using appraised values at time of origination, of our non-performing one- to four-family mortgage loans and total one- to four-family mortgage loans was 71.5% and 61.8%, respectively at September 30, 2009.

•	Based on the valuation indices, house prices have declined in the New York metropolitan area, where 68% of our non-performing loans were located at September 30, 2009, by approximately 20% from the peak of the market in 2006 through July 2009 and by 30% nationwide during that period. From April 2009 through July 2009, the house price indices increased by 1.3% in the New York metropolitan area.

•	Of the $27.5 million in charge-offs, $22.7 million relate to loans that are still in the loan portfolio at September 30, 2009 and are working through the foreclosure process.

•	Our quantitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions.

•	Our qualitative analysis of the allowance for loan losses includes a further evaluation of economic factors, such as trends in the unemployment rate, as well as ratio analysis to evaluate the overall measurement of the allowance for loan losses. This analysis includes a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.
Foreclosed real estate at September 30, 2009:

		Carrying	Number Under
	Number	Value	Contract of Sale
		(dollars in thousands)
Foreclosed real estate	39	$12,777	9
•	Through the first nine months of 2009, we sold 40 foreclosed properties. It is currently taking up to 30 months to foreclose on a loan once it becomes non-performing. Write-downs and net losses on the sale of foreclosed real estate are charged to operating expenses.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	Sept. 30, 2009	June 30, 2009	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008
		(Dollars in thousands, except per share data)
Net interest income	$325,457	$302,397	$283,831	$260,452	$255,078
Provision for loan losses	40,000	32,500	20,000	9,000	5,000
Non-interest income	2,513	26,606	2,273	1,995	2,181
Non-interest expense:
Compensation and employee benefits	34,043	36,392	32,731	32,302	32,052
Other non-interest expense	28,877	48,555	22,063	19,962	17,371

Total non-interest expense	62,920	84,947	54,794	52,264	49,423

Income before income tax expense	225,050	211,556	211,310	201,183	202,836
Income tax expense	89,964	83,637	83,647	76,905	80,928

Net income	$135,086	$127,919	$127,663	$124,278	$121,908

Total assets	$58,884,535	$57,406,338	$56,569,758	$54,145,328	$51,774,718
Loans, net	31,088,146	30,718,887	30,110,130	29,440,761	28,519,807
Mortgage-backed securities
Available for sale	9,550,806	9,796,644	11,149,867	9,915,554	8,404,667
Held to maturity	10,751,866	10,322,782	9,537,148	9,572,257	9,669,841
Other securities
Available for sale	2,117,664	2,209,470	3,532,186	3,413,633	3,258,594
Held to maturity	3,238,044	2,289,869	450,140	50,086	50,086
Deposits	23,113,949	21,692,265	20,435,916	18,464,042	17,287,463
Borrowings	30,025,000	30,025,000	30,275,000	30,225,000	29,275,000
Shareholders’ equity	5,270,181	5,143,265	5,052,798	4,938,796	4,786,132

Performance Data:
Return on average assets (1)	0.93%	0.91%	0.93%	0.94%	0.97%
Return on average equity (1)	10.34%	9.98%	10.21%	10.24%	10.19%
Net interest rate spread (1)	2.02	1.87	1.75	1.67	1.70
Net interest margin (1)	2.30%	2.17%	2.06%	2.02%	2.08%
Non-interest expense to average assets (1) (4)	0.43%	0.49%	0.40%	0.40%	0.39%
Efficiency ratio (2)	19.18%	25.82%	19.15%	19.91%	19.21%
Dividend payout ratio	53.57%	57.69%	53.85%	52.00%	48.00%
Per Common Share Data:
Basic earnings per common share	$0.28	$0.26	$0.26	$0.25	$0.25
Diluted earnings per common share	$0.27	$0.26	$0.26	$0.25	$0.25
Book value per share (3)	$10.75	$10.54	$10.40	$10.10	$9.85
Tangible book value per share (3)	$10.43	$10.21	$10.07	$9.77	$9.52
Dividends per share	$0.150	$0.150	$0.140	$0.130	$0.120

Capital Ratios:
Equity to total assets (consolidated)	8.95%	8.96%	8.93%	9.12%	9.24%
Tier 1 leverage capital (Bank)	7.66%	7.73%	7.79%	7.99%	8.16%
Total risk-based capital	21.27%	21.09%	21.20%	21.48%	21.87%

Other Data:
Full-time equivalent employees	1,483	1,458	1,458	1,451	1,406
Number of branch offices	131	131	129	127	125

Asset Quality Data:
Total non-performing loans	$517,585	$430,907	$320,158	$217,574	$142,141
Number of non-performing loans	1,315	1,088	826	580	386
Total number of loans	85,362	84,487	83,982	83,556	81,949
Total non-performing assets	$530,362	$442,705	$331,784	$233,106	$151,602
Non-performing loans to total loans	1.66%	1.40%	1.06%	0.74%	0.50%
Non-performing assets to total assets	0.90%	0.77%	0.59%	0.43%	0.29%
Allowance for loan losses	$114,833	$88,053	$65,121	$49,797	$42,628
Allowance for loan losses to non-performing loans	22.19%	20.43%	20.34%	22.89%	29.99%
Allowance for loan losses to total loans	0.37%	0.29%	0.22%	0.17%	0.15%
Provision for loan losses	$40,000	$32,500	$20,000	$9,000	$5,000
Net charge-offs	$13,220	$9,569	$4,675	$1,833	$1,449
Write-downs and net losses on foreclosed real estate	$481	$399	$1,162	$218	$516

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income. For the second quarter of 2009, the efficiency ratio includes the FDIC special assessment of $21.1 million and net securities gains of $24.0 million.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets/

(4)	Computed by dividing non-interest expense by average assets.